Exhibit 99.1

News Announcement

NEXSTAR BROADCASTING ANNOUNCES $200 MILLION

OFFERING OF SENIOR NOTES

- Intends to Repurchase Outstanding 7% Senior Subordinated Notes and

PIK Notes due 2014 and Refinance a Portion of its Existing Credit Facilities -

Irving, TX – October 24, 2012 - Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (the “Company”) announced today that its wholly-owned subsidiary, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), intends to offer, subject to market and other customary conditions, up to $200.0 million in aggregate principal amount of new senior notes due 2020 (the “notes”) in a private offering. The Notes will be senior unsecured obligations of Nexstar Broadcasting and will be guaranteed by the Company and Mission Broadcasting Inc. (“Mission”).

Nexstar Broadcasting intends to use the net proceeds from the proposed offering to repurchase all of its outstanding 7% Senior Subordinated Notes due 2014 and its 7% Senior Subordinated PIK Notes due 2014, and refinance a portion of its existing senior secured credit facilities and pay related fees and expenses.

The notes and related guarantees will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act. The notes and the related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 55 television stations and 11 related digital multicast signals reaching 32 markets or approximately 9.3% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and three independent stations. Nexstar’s 31 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Assuming completion of the proposed Newport Television, LLC transaction and the sale of KBTV, Nexstar will own, operate, program or provide sales and other services to 66 television stations and related digital multicast signals reaching 38 markets or approximately 11.4% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, statements regarding our acquisition of the Newport Assets and Nexstar Broadcasting’s issuance of the notes and the entry into new senior secured bank facilities. These statements are based on management’s estimates and assumptions with respect to future events, which include uncertainty as to our ability to consummate the offering of the notes, failure to realize the anticipated benefits of the acquisition of the Newport Assets, including as a result of a delay in completing the acquisition of the Newport Assets or a delay or difficulty in integrating the Newport Assets, the expected amount and timing of cost savings and operating synergies, current capital and debt market conditions, the Company’s ability to obtain new debt financing on acceptable terms, the anticipated terms of the notes, and the anticipated use of proceeds from the proposed offering, which estimates are believed to be reasonable, though are inherently uncertain and difficult to predict.. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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